Exhibit (a)(1)(xxii)

News Release

Takeda Announces Information Related to its Pending Voluntary and Conditional Public Takeover Bid for

Outstanding Shares and American Depositary Shares of TiGenix

Osaka, Japan, May 23, 2018 – Takeda Pharmaceutical Company Limited (TSE: 4502) (“Takeda”) today announced information related to its previously announced and ongoing tender offer (the “Bid”) in cash for all outstanding ordinary shares (“Ordinary Shares”), warrants (“Warrants”) and American Depositary Shares (“ADSs”) of TiGenix NV (Euronext Brussels and NASDAQ: TIG) (“TiGenix”) that are not yet owned by Takeda and its affiliates, in two separate, but concurrent and related offers in Belgium (the “Belgian Offer”) and in the United States (the “U.S. Offer”), at a price of EUR 1.78 per Ordinary Share in cash, EUR 35.60 (payable in United States Dollars) per ADS in cash and an amount per Warrant in cash depending on the strike price and maturity of such Warrant.

The initial acceptance period for the Bid started on April 30, 2018 and, unless extended in accordance with U.S. law, the U.S. Offer is scheduled to expire at 10:00 a.m., New York City time, on May 31, 2018.

In order to comply with U.S. regulatory requirements and as further described in the U.S. Offer to Purchase contained in the Tender Offer Statement on Schedule TO filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 30, 2018, as amended or supplemented from time to time (the “U.S. Offer to Purchase”), Takeda hereby advises the holders of Ordinary Shares who are resident in the U.S. in accordance with applicable U.S. law and holders of ADSs wherever located (such Ordinary Shares and ADSs collectively, the “Securities”) that, subject to the terms and conditions of the U.S. Offer, Takeda may (but is not obligated to) waive the minimum acceptance condition (i.e. the tender into the Belgian Offer and the U.S. Offer, in the aggregate, of a number of Ordinary Shares, Warrants and ADSs that, together with all Ordinary Shares, Warrants and ADSs owned by Takeda and its affiliates, represents or gives access to 85% or more of the voting rights represented or given access to by all of the outstanding Ordinary Shares, Warrants and ADSs on a fully diluted basis as of the expiration of the initial acceptance period) after the expiration of the initial acceptance period, provided that (i) the number of Ordinary Shares, Warrants and ADSs tendered into the Belgian Offer and the U.S. Offer, in the aggregate, together with all Ordinary Shares, Warrants and ADSs owned by Takeda and its affiliates, represents or gives access to at least 65% of the voting rights represented or given access to by all of the outstanding Ordinary Shares, Warrants and ADSs on a fully diluted basis as of the expiration of the initial acceptance period and (ii) the condition relating to the absence of a material adverse effect described in Section 15 of the U.S. Offer to Purchase is satisfied.

In compliance with U.S. regulatory requirements, we inform the holders of Securities that if they have already tendered their Securities in the U.S. Offer, but their willingness to tender will be affected by the possible waiver of the minimum acceptance condition as described herein, they should withdraw their tenders immediately, but in any event, before the expiration of the initial acceptance period.

This announcement is not an indication of current or expected acceptance levels and does not constitute a waiver of the minimum acceptance condition itself. Any such waiver, if any, will only be made after the expiration of the initial acceptance period.

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Media Contacts:

Kazumi Kobayashi

Media in Japan

T: +81 3 3278 2095

kazumi.kobayashi@takeda.com

Luke Willats

Media outside of Japan

T: +41 44 555 1145

luke.willats@takeda.com

About Takeda Pharmaceutical Company Limited

Takeda Pharmaceutical Company Limited is a global, research and development-driven pharmaceutical company committed to bringing better health and a brighter future to patients by translating science into life-changing medicines. Takeda focuses its R&D efforts on oncology, gastroenterology and neuroscience therapeutic areas plus vaccines. Takeda conducts R&D both internally and with partners to stay at the leading edge of innovation. Innovative products, especially in oncology and gastroenterology, as well as Takeda’s presence in emerging markets, are currently fueling the growth of Takeda. Approximately 30,000 Takeda employees are committed to improving quality of life for patients, working with Takeda’s partners in health care in more than 70 countries.

For more information, visit https://www.takeda.com/newsroom/.

About TiGenix

TiGenix NV (Euronext Brussels and NASDAQ: TIG) is an advanced biopharmaceutical company developing novel therapies for serious medical conditions by exploiting the anti-inflammatory properties of allogeneic, or donor-derived, stem cells. TiGenix is headquartered in Leuven (Belgium) and has operations in Madrid (Spain) and Cambridge, MA (USA). For more information, please visit http://www.tigenix.com.

Forward-looking information

This press release may contain forward-looking statements and estimates with respect to the anticipated future performance of TiGenix and the market in which it operates and statements regarding the expected consummation of the tender offer, which involves a number of risks and uncertainties, including the satisfaction of closing conditions for the tender offer, the possibility that the transaction will not be completed, the impact of general economic, industry, market or political conditions, and the other risks and uncertainties discussed in TiGenix’s public filings with the SEC, including the “Risk Factors” section of TiGenix’s Form 20-F filed on April 16, 2018, as well as the tender offer documents filed by Takeda on April 30, 2018, as amended or supplemented from time to time, and the solicitation/recommendation statement filed by TiGenix on April 30, 2018, as amended or supplemented from time to time. Certain of these statements, forecasts and estimates can be recognized by the use of words such as, without limitation, “believes”, “anticipates”, “expects”, “intends”, “plans”, “seeks”, “estimates”, “may”, “will” and “continue” and similar expressions. They include all matters that are not historical facts. Such statements, forecasts and estimates are based on various assumptions and assessments of known and unknown risks, uncertainties and other factors, which were deemed reasonable when made but may or may not prove to be correct. Actual events are difficult to predict and may depend upon factors that are beyond TiGenix’s control. Therefore, actual results, the financial condition, performance, timing or achievements of TiGenix, or industry results, may turn out to be materially different from any future results, performance or achievements expressed or implied by such statements, forecasts and estimates. Given these uncertainties, no representations are made as to the accuracy or fairness of such forward-looking statements, forecasts and estimates. Furthermore, forward-looking statements, forecasts and estimates only speak as of the date of the publication of this press release. Takeda and TiGenix disclaim any obligation to update any such forward-looking statement, forecast or estimates to reflect any change in TiGenix’s expectations with regard thereto, or any change in events, conditions or circumstances on which any such statement, forecast or estimate is based, except to the extent required by Belgian law.

Disclaimer

The tender offer for the Ordinary Shares, Warrants and ADSs commenced on April 30, 2018. This communication is for informational purposes only and does not constitute an offer to purchase securities of TiGenix nor a solicitation by anyone in any jurisdiction in respect of such securities, any vote or approval. Takeda is currently not aware of any jurisdiction where the making of the U.S. Offer is restricted or prohibited by law. If Takeda becomes aware of any such restriction or prohibition on the making of the U.S. Offer or the acceptance of the Securities, it will make a good faith effort to comply or seek to have such prohibition or restriction declared inapplicable to the U.S. Offer. If, after a good faith effort, Takeda cannot comply, it will not make the U.S. Offer to the holders of Securities in that jurisdiction.

Important Additional Information for U.S. Investors

The tender offer for the Ordinary Shares, Warrants and ADSs has commenced. This communication is for informational purposes only and is neither a recommendation, an offer to purchase nor a solicitation of an offer to sell any securities of TiGenix.

Security holders of TiGenix are urged to read the offer documents which are available at www.sec.gov. The U.S. Offer is being made pursuant to an offer to purchase and related materials. Takeda has filed a tender offer statement on Schedule TO with the SEC with respect to the U.S. Offer on April 30, 2018, as amended or supplemented from time to time. TiGenix has filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC with respect to the U.S. Offer on April 30, 2018, as amended or supplemented from time to time.

Holders of ADSs and Ordinary Shares subject to the U.S. Offer who wish to participate in the U.S. Offer, are urged to carefully review the documents relating to the U.S. Offer that has been filed by Takeda with the SEC, as amended or supplemented from time to time, since these documents contain important information, including the terms and conditions of the U.S. Offer. Holders of ADSs and Ordinary Shares subject to the U.S. Offer who wish to participate in the U.S. Offer, are also urged to read the related solicitation/recommendation statement on Schedule 14D-9 relating to the U.S. Offer that has been filed with the SEC by TiGenix, as amended or supplemented from time to time, since it contains important information. You may obtain a free copy of these documents and other documents at the SEC’s website at www.sec.gov. Investors and security holders may also obtain free copies of the solicitation/recommendation statement on Schedule 14D-9, as amended or supplemented from time to time, and other documents filed with the SEC by TiGenix at www.tigenix.com. The Schedule TO, including the offer to purchase and related materials, and the Schedule 14D-9, including the solicitation/recommendation statement, may also be obtained for free by contacting Georgeson LLC, the information agent for the tender offer, at +1 866 391 6921/tig-offer@georgeson.com. In addition to the offer and certain other tender offer documents, as well as the solicitation/recommendation statement, TiGenix files reports and other information with the SEC. You may read and copy any reports or other information filed by TiGenix at the SEC Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. TiGenix’s filings at the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.

YOU SHOULD READ THE FILINGS MADE BY TAKEDA AND TIGENIX WITH THE SEC CAREFULLY BEFORE MAKING A DECISION CONCERNING THE U.S. OFFER.